As filed with the Securities and Exchange Commission on March 29, 2012

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HEICO CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0341002
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3000 Taft Street Hollywood, Florida (Address of Principal Executive Offices)	33021 (Zip Code)

HEICO Savings and Investment Plan

(Full Title of the Plan)

Thomas S. Irwin

Executive Vice President and Chief Financial Officer

HEICO Corporation

3000 Taft Street

Hollywood, Florida 33021

(Name and Address of Agent for Service)

(954) 987-4000

(Telephone number, including area code, of agent for service)

With a copy to:

Jonathan Awner, Esq

Akerman Senterfitt

One Southeast Third Avenue, 27th Floor

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share, and related preferred stock purchase rights(2)	120,000 shares and related preferred stock purchase rights	$51.90	$6,228,000	$714
Class A Common Stock, par value $0.01 per share, and related preferred stock purchase rights(2)	120,000 shares and related preferred stock purchase rights	$40.27	$4,832,400	$554
Total				$1,268

(1)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sales prices per share of the stock as reported on the New York Stock Exchange on March 22, 2012.
(2)	No separate consideration will be received for the preferred stock purchase rights, which initially will trade together with the Common Stock, Class A Common Stock or any combination thereof.

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

a)	Our Annual Report on Form 10-K for the year ended October 31, 2011, filed with the SEC on December 22, 2011;

b)	Our Quarterly Report on Form 10-Q for the period ended January 31, 2012, filed with the SEC on March 1, 2012;

c)	Our Current Reports on Form 8-K as filed with the SEC on December 16, 2011 and March 29, 2012;

d)	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 28, 1993, as amended January 27, 1999;

e)	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 8, 1998, as amended January 27, 1999; and

f)	The description of our (i) Rights to Purchase Series B Junior Participating Preferred Stock and (ii) Rights to Purchase Series C Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A, filed November 4, 2003.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

HEICO Corporation

3000 Taft Street

Hollywood, Florida 33021

Tel: (954) 987-4000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

II-1

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided in such statute. Our Articles of Incorporation provide that we may indemnify our executive officers and directors to the fullest extent permitted by law either now or hereafter. We have entered or will enter into an agreement with each of our directors and some of our officers wherein we have agreed or will agree to indemnify each of them to the fullest extent permitted by law.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in our favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation of HEICO Corporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (Registration No. 33-57624) Amendment No. 1 filed on March 19, 1993).
3.2	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated April 27, 1993 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form 8-B dated April 29, 1993).
3.3	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated November 3, 1993 (incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended October 31, 1993).
3.4	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated March 19, 1998 (incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-3 (Registration No. 333-48439) filed on March 23, 1998).
3.5	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated as of November 2, 2003 (incorporated by reference to Exhibit 3.5 to the Form 10-K for the year ended October 31, 2003).
3.6	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated as of March 26, 2012 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on March 29, 2012).
3.7	Bylaws of HEICO Corporation (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 19, 2007).
5.1	Opinion of Akerman Senterfitt.
10.1	HEICO Savings and Investment Plan, as amended and restated effective as of January 1, 2007.
10.2	First Amendment, effective as of January 1, 2007, to the HEICO Savings and Investment Plan.

II-2

Exhibit No.	Description
10.3	Second Amendment, effective as of January 1, 2009, to the HEICO Savings and Investment Plan.
10.4	Third Amendment, effective as of January 1, 2007, to the HEICO Savings and Investment Plan.
10.5	Fourth Amendment, effective as of January 1, 2009, to the HEICO Savings and Investment Plan.
10.6	Fifth Amendment, effective as of July 1, 2011, to the HEICO Savings and Investment Plan.
10.7	Sixth Amendment, effective as of January 1, 2008, to the HEICO Savings and Investment Plan.
23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included in the signature pages to the Registration Statement).

II-3

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)i and (1)ii will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on March 29, 2012.

HEICO CORPORATION

By:	/s/ Thomas S. Irwin
Thomas S. Irwin Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas S. Irwin and Joseph W. Pallot, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laurans A. Mendelson	Chairman of the Board, Chief Executive Officer	March 29, 2012
Laurans A. Mendelson	and Director (Principal Executive Officer)

/s/ Thomas S. Irwin	Executive Vice President and Chief Financial Officer	March 29, 2012
Thomas S. Irwin	(Principal Financial and Accounting Officer)

/s/ Adolfo Henriques	Director	March 29, 2012
Adolfo Henriques

/s/ Samuel L. Higginbottom	Director	March 29, 2012
Samuel L. Higginbottom

/s/ Mark H. Hildebrandt	Director	March 29, 2012
Mark H. Hildebrandt

/s/ Wolfgang Mayrhuber	Director	March 29, 2012
Wolfgang Mayrhuber

II-5

Signature	Title	Date

/s/ Eric A. Mendelson	Co-President and Director	March 29, 2012
Eric A. Mendelson

/s/ Victor H. Mendelson	Co-President and Director	March 29, 2012
Victor H. Mendelson

/s/ Alan Schriesheim	Director	March 29, 2012
Alan Schriesheim

/s/ Frank J. Schwitter	Director	March 29, 2012
Frank J. Schwitter

II-6

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.
10.1	HEICO Savings and Investment Plan, as amended and restated effective as of January 1, 2007.
10.2	First Amendment, effective as of January 1, 2007, to the HEICO Savings and Investment Plan.
10.3	Second Amendment, effective as of January 1, 2009, to the HEICO Savings and Investment Plan.
10.4	Third Amendment, effective as of January 1, 2007, to the HEICO Savings and Investment Plan.
10.5	Fourth Amendment, effective as of January 1, 2009, to the HEICO Savings and Investment Plan.
10.6	Fifth Amendment, effective as of July 1, 2011, to the HEICO Savings and Investment Plan.
10.7	Sixth Amendment, effective as of January 1, 2008, to the HEICO Savings and Investment Plan.
23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included in the signature pages to the Registration Statement).